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                                                                     EXHIBIT 8.1

                                FORM OF OPINION

             [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]
                               November   , 2000

Infinity Broadcasting Corporation
40 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

   We have acted as special counsel to Infinity Broadcasting Corporation ("Company") in connection with the proposed merger (the "Merger") of the Company with and into IBC Merger Corp., a Delaware corporation ("Merger Sub") and a direct wholly owned subsidiary of Viacom Inc., a Delaware corporation ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of October 30, 2000, among Parent, Merger Sub and Company (the "Merger Agreement"). This opinion is being furnished in connection with the information statement/prospectus (the "Information Statement/Prospectus") which is included in the Registration Statement on Form S-4 of Parent (the "Information Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

   In rendering our opinion set forth below, we have reviewed the Information Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS's position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Information Statement/Prospectus, could affect our conclusions stated herein.

   Based solely upon and subject to the foregoing , although the discussion in the Information Statement/Prospectus under the caption "THE MERGER--Federal Income Tax Consequences" does not purport to discuss all of the anticipated United States federal income tax consequences of the Merger, it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of the anticipated United States federal income tax consequences of the Merger under existing law.

   Except as expressly set forth above, we express no other opinion regarding the tax consequences of the merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "THE MERGER--Federal Income Tax Consequences" and "LEGAL MATTERS" in the Information Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,